Exhibit 10.5

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on April 28, 2018 in Tianjin, the People’s Republic of China (“China” or the “PRC”).

Party A:	Beijing Mingda Jiahe Technology Development Co., Ltd.

Address:	19-4-1002 East Beiyuan Road, Chaoyang District, Beijing.

Party B:	Tianjin Mingda Jiahe Real Estate Co., Ltd.

Address:	No. 36, North Side of Sports Institute North Road, Hexi District, Tianjin

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas,

1.	Party A is a wholly-foreign-owned enterprise established in China, which is primarily engaged in real estate brokerage business, technology development and corporate management consulting business;

2.	Party B is a company with exclusively domestic capital registered in China, which is primarily engaged in real estate agency services, secondary real estate brokerage services as well as real estate consulting and information services (collectively, the “Principal Business”);

3.	Party A is willing to provide Party B with technical support, consulting services and management services on exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, human resources, and information, and Party B is willing to accept such services provided by Party A or Party A's designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Services Provided by Party A

1.1	Party B hereby appoints Party A as Party B's exclusive services provider to provide Party B with complete technical support, business support and related consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, which may include all necessary services within the scope of the Principal Business as may be determined from time to time by Party A, such as but not limited to providing real estate brokerage business consulting, technology development support and corporate management consulting business.

1.2	Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless with Party A's prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar consultations and/or services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the consultations and/or services under this Agreement.

1.3	Service Providing Methodology

1.3.1	Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further technology service agreements or consulting service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel, and fees for the specific technology services and consulting services.

1.3.2	Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets of Party B, to the extent permitted under the PRC laws, at the lowest purchase price permitted by the PRC laws. In this case, the Parties shall enter into a separate assets transfer agreement, specifying the terms and conditions of the transfer of the assets.

2.	The Calculation and Payment of the Service Fees

2.1	The Parties agree that in respect to the services provided by Party A to Party B contemplated in this Agreement, Party B shall pay Party A the service fees in an amount equivalent to 100% of net income after deduction of the required PRC statutory reserve (the “Service Fees”). The Service Fee shall be paid on an annual basis (or any such time period agreed by Party A and Party B) within thirty days based on annual audited financial accounts of Party B in accordance with the U.S. generally accepted accounting principles. During the term hereof, Party A shall have the rights to adjust such Service Fee at its sole discretion without the consent of Party B.

2.2	With advance written consent by Party A, the time of payment of the Service Fees may be adjusted according to Party B’s needs for operation. Party A is entitled to decided not to withdraw the Service Fees set forth above temporarily at its own discretion, under which, all the fruits derived therefrom shall be owned by Party A. Party B undertakes to unconditionally agree with and perform the arrangements set forth above accordingly.

2.3	As unanimously agreed upon by the Parties, the exact calculation and payment methods of the Service Fees may be amended by entering into a separate written agreement.

2.4	Unless otherwise unanimously agreed upon by the Parties, the Service Fees to be paid by Party B to Party A pursuant to this Agreement shall not be deducted or offset in any manner.

3.	Confidentiality Clauses

3.1	The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.2	The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a wholly owned foreign enterprise legally registered and validly existing in accordance with the laws of China.

4.1.2	Party A has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.1.3	This Agreement constitutes Party A's legal, valid and binding obligations, enforceable in accordance with its terms.

4.2	Party B hereby represents and warrants as follows:

4.2.1	Party B is a company legally registered and validly existing in accordance with the laws of China and has obtained the relevant permit and license for engaging in the Principal Business in a timely manner.

4.2.2	Party B has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.2.3	This Agreement constitutes Party B's legal, valid and binding obligations, and shall be enforceable against it.

5.	Effectiveness and Term

5.1	This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be 10 years.

5.2	The term of this Agreement may be extended if confirmed in writing by Party A prior to the expiration thereof. The extended term shall be determined by Party A, and Party B shall accept such extended term unconditionally.

6.	Termination

6.1	Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.

6.2	During the term of this Agreement, Party B shall not terminate this Agreement prior to its expiration date. Nevertheless, Party A shall have the right to terminate this Agreement upon giving 30 days' prior written notice to Party B at any time.

6.3	The rights and obligations of the Parties under Articles 3, 7 and 8 shall survive the termination of this Agreement.

7.	Governing Law and Resolution of Disputes

7.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

7.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party's request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Tianjin, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

7.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8.	Indemnification

Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

9.	Notices

9.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

PartyA:	Beijing Mingda Jiahe Technology Development Co., Ltd.
Address:
Attn:
Phone:

Party B:	Tianjin Mingda Jiahe Real Estate Co., Ltd.
Address:
Attn:
Phone:	+86-22-83520851

9.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10.	Assignment

10.1	Without Party A's prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2	Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

11.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13.	Language and Counterparts

This Agreement is written in both Chinese and English language in two copies, each Party having one copy with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A: Beijing Mingda Jiahe Technology Development Co., Ltd.

By:	/s/ Siping Xu
Name:	Siping Xu
Title:	Legal Representative

Party B: Tianjin Mingda Jiahe Real Estate Co., Ltd.

By:	/s/ Siping Xu
Name:	Siping Xu
Title:	Legal Representative